                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 31, 2000
               Date of Report - (Date of earliest event reported)



                           DURA PHARMACEUTICALS, INC.
               (Exact Name of Registrant as Specified in Charter)



         DELAWARE                   000-19809              95-3645543
(State or other jurisdiction       (Commission          (I.R.S. Employer
    of incorporation)              File Number)        Identification No.)



   7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA                         92121
   (Address of principal executive offices)                       (Zip code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE IS (858) 457-2553

ITEM 2.       ACQUISITION OF ASSETS

On August 31, 2000, we completed the acquisition of Spiros Development Corporation II, Inc. ("Spiros Corp. II"). Pursuant to the agreement and plan of merger between Spiros Corp. II and us dated March 20, 2000, for each share of Spiros Corp. II's callable common stock, the Spiros Corp. II stockholders received $13.25 in cash and a five-year warrant with a calculated value of $3.22 to purchase 0.19 shares of our common stock exercisable at $17.94 per share. The total consideration to be paid by us under the merger agreement will approximate $106 million, including $85.4 million in cash. The cash portion of the consideration was paid from our existing cash and short-term investments. The principal assets acquired through the merger include the right to use our proprietary Spiros dry powder drug delivery systems with specified compounds that had previously been licensed to Spiros Corp. II as well as its cash on hand of approximately $30 million.

Included in this report are audited financial statements of Spiros Corp. II as of December 31, 1998 and 1999 and for the periods ended December 31, 1997, 1998 and 1999, and unaudited financial statements as of June 30, 2000 and for the periods ended June 30, 1999 and 2000.

Also included in this report are the unaudited pro forma consolidated balance sheet as of June 30, 2000 and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999, which give effect to the acquisition of Spiros Corp. II as if it occurred as of June 30, 2000 for the consolidated balance sheet and as of January 1, 1999 for the consolidated statements of operations. These unaudited pro forma consolidated financial statements have been prepared by our management based on Spiros Corp. II's and our historical financial statements and on the assumptions and adjustments as discussed in the accompanying notes to the pro forma consolidated financial statements. The merger will be accounted for as a purchase, and the pro forma financial information gives effect to the preliminary allocation of the purchase price to the acquired assets and liabilities. The final purchase price allocation will be made at a future date based on an independent valuation, which may result in adjustments to the preliminary allocation.

In management's opinion, all pro forma adjustments necessary to fairly state the unaudited pro forma financial information have been made. Such pro forma adjustments will change based upon our future operations and expenditure of cash through the completion of this merger. The unaudited pro forma consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the periods had the acquisition occurred on the dates indicated. In addition, such pro forma financial statements do not purport to indicate our results of future operations or financial position from the date of the merger forward.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of businesses acquired.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Spiros Development Corporation II, Inc.

We have audited the accompanying balance sheet of Spiros Development Corporation II, Inc. (a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period September 23, 1997 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 1998, and for the period September 23, 1997 (inception) through December 31, 1997 and 1998 were audited by other auditors whose report dated February 9, 1999 expressed an unqualified opinion on those statements. The financial statements for the period September 23, 1997 (inception) through December 31, 1998 include no revenues and a net loss of $50.7 million, respectively. Our opinion on the statements of operations, stockholders' equity and cash flows for the period September 23, 1997 (inception) through December 31, 1999, insofar as it relates to amounts for prior periods through December 31, 1998, is based solely on the report of other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Spiros Development Corporation II, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended and the period from September 23, 1997 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

San Diego, California
March  21, 2000

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Spiros Development Corporation II, Inc.:

We have audited the accompanying balance sheet of Spiros Development Corporation II, Inc. (a development stage company) (the "Company") as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997 in conformity with accounting principles generally accepted in the Unites States of America.


/s/ Deloitte & Touche LLP

San Diego, California
February 9, 1999

                   SPIROS DEVELOPMENT CORPORATION II, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                                BALANCE SHEETS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,          JUNE 30,
                                                           1998         1999         2000
                                                         ---------    ---------    ---------
                                                                                  (UNAUDITED)

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                              $  20,535    $  13,325    $  15,167
  Short-term investments                                   103,069       57,718       24,184
  Other current assets                                         192           96           75
                                                         ---------    ---------    ---------

           Total current assets                            123,796       71,139       39,426
                                                         ---------    ---------    ---------

TOTAL                                                    $ 123,796    $  71,139    $  39,426
                                                         =========    =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Payable to Dura Pharmaceuticals, Inc.                  $   4,597    $   6,720    $   5,697
  Accrued liabilities                                          281          173          484
                                                         ---------    ---------    ---------

           Total current liabilities                         4,878        6,893        6,181
                                                         ---------    ---------    ---------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
  Special common stock, par value $1.00,
    1,000 shares authorized, issued
    and outstanding                                              1            1            1
  Callable common stock, par value $.001,
    7,500,000 shares authorized;
    6,325,000 shares issued and outstanding                      6            6            6
  Additional paid-in capital                               169,404      170,191      170,517
  Accumulated other comprehensive income (loss)                224         (171)         (66)
  Accumulated deficit                                      (50,717)    (105,781)    (137,213)
                                                         ---------    ---------    ---------


           Total stockholders' equity                      118,918       64,246       33,245
                                                         ---------    ---------    ---------

TOTAL                                                     $123,796    $  71,139    $  39,426
                                                         =========    =========    =========


See accompanying notes to financial statements.

                     SPIROS DEVELOPMENT CORPORATION II, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                              SEPTEMBER 23,                                         SEPTEMBER 23,
                                                  1997                                                  1997
                                                (DATE OF                                              (DATE OF
                                              INCORPORATION)                                       INCORPORATION)
                                                 THROUGH          YEAR ENDED      YEAR ENDED          THROUGH
                                               DECEMBER 31,      DECEMBER 31,    DECEMBER 31,        DECEMBER 31,
                                                   1997              1998            1999               1999
                                              --------------     ------------    ------------     --------------

EXPENSES (with related party, Note 5):
  Research and development                   $    7,040          $  50,799       $  59,211         $   117,050
  General and administrative                        106              1,026           1,194               2,326
                                             ----------          ---------       ---------         -----------
Operating loss                                    7,146             51,825          60,405             119,376
                                             ----------          ---------       ---------         -----------

Interest income                                     222              8,239           5,341              13,802
                                             ----------          ---------       ---------         -----------

LOSS BEFORE INCOME TAXES                         (6,924)           (43,586)        (55,064)           (105,574)
PROVISION FOR INCOME TAXES                                             207                                 207
                                             ----------          ---------       ---------         -----------

NET LOSS                                     $   (6,924)         $ (43,793)      $ (55,064)        $  (105,781)
                                             ==========          =========       =========         ===========

NET LOSS PER SHARE:
  Basic and diluted                          $    (1.09)         $   (6.92)      $   (8.71)        $    (16.72)
                                             ==========          =========       =========         ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES:
  Basic and diluted                               6,325              6,325           6,325               6,325


                                                                                   SEPTEMBER 23,
                                                                                       1997
                                                                                    (DATE OF
                                                 SIX MONTHS      SIX MONTHS       INCORPORATION)
                                                   ENDED           ENDED             THROUGH
                                                  JUNE 30,        JUNE 30,           JUNE 30,
                                                    1999            2000              2000
                                                 ----------     -------------     --------------
                                                (UNAUDITED)      (UNAUDITED)       (UNAUDITED)
EXPENSES (with related party, Note 5):
  Research and development                        $ 26,608       $ 31,143      $   148,193
  General and administrative                           556          1,856            4,182
                                                  --------       ---------     -----------
Operating loss                                      27,164         32,999          152,375
                                                  --------       ---------     -----------

Interest income                                      2,997          1,567           15,369
                                                  --------       ---------     -----------

LOSS BEFORE INCOME TAXES                           (24,167)       (31,432)        (137,006)
PROVISION FOR INCOME TAXES                                                             207
                                                  --------       ---------     -----------

NET LOSS                                          $(24,167)      $(31,432)     $  (137,213)
                                                  ========       ========      ===========

NET LOSS PER SHARE:
  Basic and diluted                               $  (3.82)      $  (4.97)     $    (21.69)
                                                  ========       ========      ===========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES:
  Basic and diluted                                  6,325          6,325           6,325


See accompanying notes to financial statements.

              SPIROS DEVELOPMENT CORPORATION II, INC.
                  (A DEVELOPMENT STAGE COMPANY)

                STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS)




                                            SPECIAL               CALLABLE
                                          COMMON STOCK          COMMON STOCK          ADDITIONAL
                                       -------------------  ----------------------     PAID-IN
                                        SHARES    AMOUNT       SHARES     AMOUNT       CAPITAL
                                       -------------------  ----------------------    -----------

BALANCE, SEPTEMBER 23, 1997 (Date
 of Incorporation)

Sale of special common stock                1      $   1
Sale of callable common stock                                 $ 6,325     $     6      $   93,961
Contribution from Dura
  Pharmaceuticals, Inc.                                                                    75,000
Compensation expense for stock
  options granted                                                                              16

Comprehensive loss:
  Net loss
  Unrealized gain on investments

    Comprehensive loss
                                        -----     ------      -------     -------      ----------
BALANCE, DECEMBER 31, 1997                  1          1        6,325           6         168,977
                                        -----     ------      -------     -------      ----------

Additional issuance costs on sale of
 callable common stock                                                                        (71)
Compensation expense for stock
  options granted                                                                             498

Comprehensive loss:
  Net loss
  Unrealized gain on investments

    Comprehensive loss
                                        -----     ------      -------     -------      ----------
BALANCE, DECEMBER 31, 1998                  1          1        6,325           6         169,404
                                        -----     ------      -------     -------      ----------

Compensation expense for stock
  options granted                                                                             787

Comprehensive loss:
  Net loss
  Unrealized loss on investment

    Comprehensive loss
                                        -----     ------      -------     -------      ----------
BALANCE, DECEMBER 31, 1999                  1     $    1        6,325     $     6      $  170,191
                                        -----     ------      -------     -------      ----------

UNAUDITED:
Compensation expense for stock
  options granted                                                                             326

Comprehensive loss:
  Net loss
  Unrealized gain on investments

    Comprehensive loss
                                        -----     ------      -------     -------      ----------
BALANCE, JUNE 30, 2000                      1     $    1        6,325     $     6      $  170,517
                                        -----     ------      -------     -------      ----------




                                                           ACCUMULATED
                                        COMPREHENSIVE      OTHER COMP.      ACCUMULATED
                                             LOSS             INCOME          DEFICIT          TOTAL
                                       -----------------  ---------------  ---------------  -------------

BALANCE, SEPTEMBER 23, 1997 (Date
 of Incorporation)

Sale of special common stock                                                                    $       1
Sale of callable common stock                                                                      93,967
Contribution from Dura
  Pharmaceuticals, Inc.                                                                            75,000
Compensation expense for stock
  options granted                                                                                      16

Comprehensive loss:
  Net loss                                 $    (6,924)                       $   (6,924)          (6,924)
  Unrealized gain on investments                    21       $     21                                  21
                                           -----------
    Comprehensive loss                          (6,903)
                                           ===========       --------        -----------       ----------
BALANCE, DECEMBER 31, 1997                                         21             (6,924)         162,081
                                                             --------        -----------       ----------

Additional issuance costs on sale of
 callable common stock                                                                                (71)
Compensation expense for stock
  options granted                                                                                     498

Comprehensive loss:
  Net loss                                     (43,793)                          (43,793)         (43,793)
  Unrealized gain on investments                   203            203                                 203
                                           -----------
    Comprehensive loss                         (43,590)
                                           ===========       --------        -----------       ----------

BALANCE, DECEMBER 31, 1998                                        224            (50,717)         118,918
                                                             --------        -----------       ----------

Compensation expense for stock
  options granted
                                                                                                      787
Comprehensive loss:
  Net loss                                     (55,064)                          (55,064)         (55,064)
  Unrealized loss on investments                  (395)          (395)                               (395)
                                          ------------
    Comprehensive loss                    $    (55,459)
                                          ============        --------       -----------       ----------
BALANCE, DECEMBER 31, 1999                                   $   (171)       $  (105,781)      $   64,246
                                                             =========       ===========       ==========

UNAUDITED:
Compensation expense for stock
  options granted                                                                                     326

Comprehensive loss:
  Net loss                                     (31,432)                           (31,432)        (31,432)
  Unrealized gain on investments                   105            105                                 105
                                          ------------
    Comprehensive loss                    $    (31,327)
                                          ============       --------         -----------      ----------
BALANCE, JUNE 30, 2000                                        $   (66)        $  (137,213)     $   33,245
                                                             ========         ===========      ==========

See accompanying notes to financial statements.

                SPIROS DEVELOPMENT CORPORATION II, INC.
                     (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS)

                                                                      SEPTEMBER 23, 1997
                                                                          (DATE OF
                                                                       INCORPORATION)
                                                                          THROUGH              YEAR ENDED
                                                                        DECEMBER 31,           DECEMBER 31,
                                                                           1997                   1998
                                                                     ------------------        ------------
OPERATING ACTIVITIES:
  Net loss                                                                $    (6,924)         $   (43,793)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Compensation expense for stock options granted                                 16                  498
    Changes in assets and liabilities:
      Other current assets                                                                            (192)
      Payable to Dura Pharmaceuticals, Inc.                                     7,110               (2,513)
      Accrued liabilities                                                          26                  255
                                                                          -----------          -----------
           Net cash provided by (used in) operating activities                    228              (45,745)
                                                                          -----------          -----------
INVESTING ACTIVITIES:
  Purchases of short-term investments                                         (31,450)            (142,908)
  Sales and maturities of short-term investments                                                    71,513
                                                                          -----------          -----------
           Net cash provided by (used in) investing activities                (31,450)             (71,395)
                                                                          -----------          -----------
FINANCING ACTIVITIES:
  Net proceeds from issuance of special common and
    callable common stock                                                      93,968                  (71)
  Contribution from Dura Pharmaceuticals, Inc. for purchase option             75,000
  Increase (decrease) in payable to Dura Pharmaceuticals, Inc.
    for issuance costs                                                          1,289               (1,289)
                                                                          -----------          -----------
           Net cash provided by (used in) financing activities                170,257               (1,360)
                                                                          -----------          -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          139,035             (118,500)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                   139,035
                                                                          -----------          -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $   139,035          $    20,535
                                                                          ===========          ===========




                                                                                          SEPTEMBER 23,1997
                                                                                               (DATE OF
                                                                                            INCORPORATION)
                                                                          YEAR ENDED            THROUGH
                                                                          DECEMBER 31,         DECEMBER 31,
                                                                             1999                 1999
                                                                          ------------      ---------------
OPERATING ACTIVITIES:
  Net loss                                                                 $(55,064)          $  (105,781)
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
    Compensation expense for stock options granted                              787                 1,301
    Changes in assets and liabilities:
      Other current assets                                                       96                   (96)
      Payable to Dura Pharmaceuticals, Inc.                                   2,123                 6,720
      Accrued liabilities                                                      (108)                  173
                                                                           --------           -----------
           Net cash provided by (used in) operating activities              (52,166)              (97,683)
                                                                           --------           -----------
INVESTING ACTIVITIES:
  Purchases of short-term investments                                       (29,559)             (203,917)
  Sales and maturities of short-term investments                             74,515               146,028
                                                                           --------           -----------
           Net cash provided by (used in) investing activities               44,956               (57,889)
                                                                           --------           -----------
FINANCING ACTIVITIES:
  Net proceeds from issuance of special common and
    callable common stock                                                                          93,897
  Contribution from Dura Pharmaceuticals, Inc. for purchase option                                 75,000
  Increase (decrease) in payable to Dura Pharmaceuticals, Inc.
    for issuance costs
                                                                           --------           -----------
           Net cash provided by (used in) financing activities                                    168,897
                                                                           --------           -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (7,210)               13,325

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             20,535
                                                                           --------           -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $ 13,325           $    13,325
                                                                           ========           ===========


See accompanying notes to financial statements.

                  SPIROS DEVELOPMENT CORPORATION II, INC.
                       (A DEVELOPMENT STAGE COMPANY)

                         STATEMENTS OF CASH FLOWS
                              (IN THOUSANDS)
                                (CONTINUED)

                                                                                                              SEPTEMBER 23,1997
                                                                                                                   (DATE OF
                                                                             SIX MONTHS      SIX MONTHS         INCORPORATION)
                                                                                ENDED            ENDED             THROUGH
                                                                               JUNE 30,        JUNE 30,            JUNE 30,
                                                                                 1999            2000                2000
                                                                            ---------------  --------------  --------------------
                                                                             (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss                                                                     $  (24,167)    $  (31,432)     $   (137,213)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Compensation expense for stock options granted                                    484            326             1,627
    Changes in assets and liabilities:
      Other current assets                                                             48             20               (76)
      Payable to Dura Pharmaceuticals, Inc.                                           372         (1,022)            5,698
      Accrued liabilities                                                            (106)           311               484
                                                                               ----------     ----------      ------------

           Net cash provided by (used in) operating activities                    (23,369)       (31,797)         (129,480)
                                                                               ----------     ----------      ------------

INVESTING ACTIVITIES:
  Purchases of short-term investments                                             (20,431)                        (203,917)
  Sales and maturities of short-term investments                                   49,652         33,639           179,667
                                                                               ----------     ----------      ------------

           Net cash provided by (used in) investing activities                     29,221         33,639           (24,250)
                                                                               ----------     ----------      ------------

FINANCING ACTIVITIES:
  Net proceeds from issuance of special common and
    callable common stock                                                                                           93,897
  Contribution from Dura Pharmaceuticals, Inc. for purchase option                                                  75,000
  Increase (decrease) in payable to Dura Pharmaceuticals, Inc.
    for issuance costs
                                                                               ----------     ----------      ------------

           Net cash provided by (used in) financing activities                                                     168,897
                                                                               ----------     ----------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                5,852          1,842            15,167

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   20,535         13,325
                                                                               ----------     ----------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $   26,387     $   15,167      $     15,167
                                                                               ==========     ==========      ============

See accompanying notes to financial statements.

                     SPIROS DEVELOPMENT CORPORATION II, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION

         Spiros Development Corporation II, Inc. (the "Company") was incorporated in the state of Delaware on September 23, 1997 for the purpose of continuing the development of Spiros-Registered Trademark-, a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for certain specified leading asthma and chronic obstructive pulmonary disease ("COPD") drugs for use with Spiros. The Company commenced operations on December 22, 1997.

         On December 22, 1997, the Company and Dura Pharmaceuticals, Inc. ("Dura") completed an initial public offering (the "Offering") of 6,325,000 Units, each Unit consisting of one share of callable common stock of the Company and one warrant to purchase one-fourth of one share of Dura common stock. The offering resulted in net proceeds to the Company of approximately $94 million. Concurrently, Dura contributed $75 million to the Company. Substantially all funds from the Offering, the $75 million contribution and interest earned thereon, are expected to be paid to Dura for the development and commercialization of Spiros and the use of Spiros with certain drugs pursuant to various agreements (Note 5). Through December 31, 1999, each share of the Company's callable common stock was combined to trade publicly as a unit with the warrant to purchase one-fourth of one share of Dura's common stock at a price per share of $54.84. As of January 1, 2000, the warrant began trading as a separate security.

2. DEFINITIVE MERGER AGREEMENT WITH DURA PHARMACEUTICALS, INC.

         In March 2000 we entered into a merger agreement with Dura. Under the agreement, for each share of our callable common stock our shareholders will receive $13.25 in cash and one five-year warrant to purchase a fractional share of Dura's common stock at $17.94 per share, which represents a 25% premium over the average closing price of Dura's common stock for the ten trading days prior to the date of the merger agreement. The exact fraction of a share of Dura's common stock purchasable under the warrant will be determined based on the average closing price of Dura's common stock for the ten trading days prior to the vote of our shareholders on the merger and will result in a calculated Black-Scholes value for each warrant of between $3.22 and $1.81. The total consideration for the merger as of the date of the merger agreement was calculated to be $100.8 million, or $15.75 per share of callable common stock. Closing of the transaction is subject to Hart-Scott-Rodino clearance, effectiveness of the registration statement for Dura's warrants, and our shareholder approval. We and Dura have received voting agreements in favor of the merger from holders of approximately 22% of our outstanding callable common stock. A special committee of independent members of our board, formed in December 1999 to evaluate our strategic alternatives, has approved the merger agreement and is recommending that our shareholders approve the merger.

         The Company's current development plan and budget for 2000 are expected to result in the Company expending all cash during the second half of the year. The development plan and budget for the second half of 2000 are subject to change in the event the merger with Dura is not completed.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION-Because the Company has not yet completed product development, obtained regulatory approval, verified the market acceptance and demand for Spiros or recorded any revenues from its principal operations, its activities have been accounted for as those of a "development stage enterprise," as set forth in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

         USE OF ESTIMATES-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and related notes. Changes in those estimates may affect amounts reported in future periods.

         CASH AND CASH EQUIVALENTS-The Company considers cash equivalents to include only highly liquid securities with an original maturity of three months or less. Investments with an original maturity of more than three months from the date of acquisition are considered short-term investments.

         SHORT-TERM INVESTMENTS-The Company has classified all of its short-term investments as available-for-sale. The entire amount of the Company's portfolio is available for current operations. Investments are carried at fair value as determined by quoted market prices, with unrealized gains and losses reported as accumulated other comprehensive income within stockholders' equity. Investment income is recognized when earned and includes the amortization of premiums and discounts on investments. The Company invests its excess cash in money market and fixed income securities of companies with strong credit ratings and U.S. government obligations.

         RESEARCH AND DEVELOPMENT COSTS-Research and development costs are expensed as incurred.

         STOCK BASED COMPENSATION-As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the Company accounts for the costs associated with stock option grants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"). Compensation expense for costs associated with stock option grants to non-employees is measured based on the fair value of the options granted and is recognized over the vesting period.

         COMPREHENSIVE INCOME-Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires reporting and displaying comprehensive income (loss) and its components which, for the Company, includes net loss and unrealized income (loss) on investments. In accordance with SFAS 130, the accumulated balance of other comprehensive income is disclosed as a separate component of stockholders' equity.

         NET LOSS PER SHARE-The Company incurred a net loss for the periods ended December 31, 1997, 1998 and 1999, and as such, the weighted average number of shares of Callable Common Stock used for basic and diluted earnings per share does not include potential common shares from outstanding stock options as their inclusion would be antidilutive. The weighted average number of shares also exclude shares of special common stock ("Special Shares") outstanding since such shares are not entitled to participate in the profits of the Company.

4. SHORT-TERM INVESTMENTS

         The following is a summary of short-term investments as of December 31, 1998 and 1999 (in thousands):



                                                 UNREALIZED        ESTIMATED
                                      COST      GAINS (LOSSES)     FAIR VALUE

December 31, 1998:
  U.S. government securities        $  5,127        $   6          $  5,133
  U.S. corporate debt securities      97,718          218            97,936
                                    --------        -----          --------
Total                               $102,845        $ 224          $103,069
                                    ========        =====          ========

December 31, 1999:
  U.S. corporate debt securities    $ 57,889        $(171)         $ 57,718
                                    ========        =====          ========


         The following is a summary of the amortized cost and estimated fair value of short-term investments by contractual maturity at December 31, 1999 (in thousands):


                                                                   ESTIMATED
                                                  COST            FAIR VALUE

Due in one year or less                        $   46,702        $  46,727
Due after one year through two years               11,187           10,991
                                               ----------        ---------
Total                                          $   57,889        $  57,718
                                               ==========        =========


5. ARRANGEMENTS WITH DURA PHARMACEUTICALS, INC.

         The Company and Dura are party to various agreements entered into in December 1997 which provide for the development, marketing, and manufacturing of Spiros with specified compounds and for the provision of general and administrative services by Dura. A summary of these agreements is presented below.

         TECHNOLOGY LICENSE AGREEMENT-Under this agreement, Dura granted to the Company an exclusive, worldwide (except for the use of beclomethasone in certain parts of Asia), perpetual, royalty-bearing license to use technology owned or controlled by Dura relating to the use of Spiros (the "Core Technology") with the following asthma and COPD drugs: albuterol (a beta-agonist), beclomethasone (an anti-inflammatory), budesonide (an anti-inflammatory), ipratropium (an anticholinergic), and an albuterol/ipratropium combination drug (collectively, the "Spiros Products"). In consideration for these rights, the Company pays an annual technology access fee equal to the greater of (a) 5% of the net sales of each Spiros Product, or (b) $2 million. For 1998 and 1999, the Company paid a technology access fee of $2 million. This obligation will terminate, on a country-by-country basis, (a) within 10 years from the first sale of such Spiros Product in those countries where no patents covering such product are issued and (b) in those countries where patents covering the Spiros Products are issued, upon the last expiration of the applicable patents.

         The Technology License Agreement will remain in effect indefinitely, unless terminated by mutual agreement of the Company and Dura or upon Dura's exercise or expiration of its Purchase Option (see Note 6).

         ALBUTEROL AND PRODUCT OPTION AGREEMENT-Under this agreement, the Company granted to Dura the option to acquire for specified time periods the Albuterol Option and the Product Option. Pursuant to the Albuterol Option, Dura has the right to acquire from the Company all assets related to the use of Spiros with albuterol. The Albuterol Option is currently exercisable and expires 360 days after receipt of U.S. Food and Drug Administration (the "FDA") approval to market. Pursuant to the Product Option, Dura has the right to acquire from the Company all assets and rights related to the use of Spiros with a second product other than albuterol. The Product Option is currently exercisable and expires 90 days after receipt of FDA approval to market such Spiros Product. The formula for determining the purchase price for each of the products is set forth in the agreement and is based, in part, on the costs incurred by the Company for the development of the products.

         DEVELOPMENT AGREEMENT-Under this agreement, the Company has engaged Dura to develop Spiros for use with the Spiros Products. Dura furnishes all labor, supervision, services, supplies, and materials necessary to perform the development activities and obtain regulatory approvals for the sale and marketing of the Spiros Products. These activities are carried out by Dura in accordance with annual workplans and budgets which are subject to approval and acceptance by the Company's Board of Directors. Payments to Dura for services provided under the Development Agreement are based on fully-burdened costs incurred by Dura plus rates ranging from 20% to 25% of such costs.

         MANUFACTURING AND MARKETING AGREEMENT-Under this agreement, the Company granted to Dura an exclusive, worldwide license to manufacture and market the Spiros Products. Dura will pay the Company on a quarterly basis a royalty of 7% of the net sales of each Spiros Product. Prior to the expiration of the Product Option for albuterol, no royalty payment will be made with respect to net sales of the albuterol product. The Manufacturing and Marketing Agreement will terminate upon exercise or termination of the Purchase Option or by mutual agreement of the Company and Dura at any time. In the event Dura exercises either of its options under the Albuterol and Product Purchase Option Agreement, the Manufacturing and Marketing Agreement will terminate with respect to the applicable Spiros Product.

         SERVICES AGREEMENT-Under this agreement, Dura provides certain management and administrative services to the Company and is compensated $100,000 per calendar quarter. In

1998, the Company reimbursed Dura $1.3 million for costs and expenses incurred by Dura in connection with the Offering, net of amounts reimbursed by the underwriters. The Services Agreement terminates upon exercise by Dura of the Purchase Option or 12 months after the expiration of the Purchase Option.

         The Company's President and Chief Executive Officer, Vice President and Chief Financial Officer, and Secretary are also officers of Dura. In addition, two members of the Company's board of directors are officers of Dura, one of whom is the Company's Chief Executive Officer.

6. STOCKHOLDERS' EQUITY

         The Company's authorized capital stock consists of 7,500,000 shares of Callable Common Stock, of which 6,325,000 shares were issued and outstanding as of December 31, 1998 and 1999, and 1,000 shares of Special Shares, all of which were issued and outstanding as of December 31, 1998 and 1999.

         Dura, as the holder of 100% of the Special Shares, has an irrevocable option (the "Purchase Option") to purchase all, but not less than all, of the issued and outstanding shares of the Company's Callable Common Stock at predetermined prices. Dura may exercise the Purchase Option at any time through the earlier of (a) December 31, 2002, (b) the 90th day after the date the Company provides Dura with quarterly financial statements of the Company showing cash or cash equivalents of less than $5 million, although Dura may extend such period by providing additional funding for the continued development of the Spiros Products, but in no event beyond December 31, 2002, or (c) upon termination of the Technology License, Development, or the Manufacturing and Marketing Agreements between the Company and Dura (Note 5). Assuming the exercise of the Purchase Option, the per share purchase price was $24.01 through December 31, 1999, and increases on a quarterly basis to $45.95 per share through December 31, 2002. The Purchase Option price may be paid, at Dura's discretion, in cash, shares of Dura common stock, or any combination thereof. Dura has no legal obligation to exercise the Purchase Option. For a description of the definitive merger agreement with Dura, see Note 2.

         As holder of the Special Shares, Dura also has the right to elect two members of the Company's board of directors (currently comprised of 5 total members) and must approve certain corporate transactions as set forth in the Company's Amended and Restated Certificate of Incorporation, including (i) the allotment or issue of shares or other securities of the Company or the creation of any right to such an allotment or issue; (ii) the reduction of the Company's authorized capital stock; (iii) the alteration of or any change to the rights, powers, preferences and restrictions of the Special Shares; (iv) outstanding borrowings of an aggregate of more than $1 million at any one time; (v) the sale or other disposition of or the creation of any lien or liens on the whole or a material part of the Company's business or assets; (vi) the declaration or payment of dividends or the making of any other distributions to the Company's shareholders; (vii) the merger, consolidation or reorganization of the Company with or into any other corporation; (viii) the sale, liquidation or other disposition of all or substantially all of the assets of the Company; (ix) the alteration or amendment of Articles IV or VII of the Company's Amended and Restated Certificate of Incorporation; and (x) the adoption, amendment or repeal of the Bylaws of the Company. As holder of the Special Shares, however, Dura does not have the right to any profits of the Company.

7. STOCK COMPENSATION PLAN

         The Company adopted the 1997 Stock Option Plan (the "Plan"), which provides for the initial issuance of up to 700,000 stock options to employees, board members, and consultants or other independent advisors who provide services to the Company. The number of shares issuable under the Plan is subject to an automatic annual increase on February 15 of each calendar year, beginning with the 1998 calendar year, by the number of shares necessary to cause the total number of shares authorized under the Plan to be equal to 15% of the then outstanding shares of Common Stock of the Company. On February 15, 1998, the total number of authorized shares increased to 948,750, which has remained constant through December 31, 1999. Generally, options are to be granted at prices equal to at least 100% of the fair market value of the Company's Common Stock at the date of grant, expire not later than 10 years from the date of grant, and become vested upon Dura's exercise of its Purchase Option (Note 6) or five years from the date of grant, whichever is earlier. Options shall be cancelled if the optionee ceases to provide services to the Company prior to the vesting date.

      The following table summarizes stock option activity under the Plan:



                                                                        SHARES                       WEIGHTED
                                                              ---------------------------------       AVERAGE
                                                                                 OPTIONS             EXERCISE
                                                                 OPTIONS      AVAILABLE FOR          PRICE PER
                                                               OUTSTANDING        GRANT                SHARE
                                                               -----------    -------------          ---------
Balance, September 23, 1997 (date of incorporation)
  Options authorized                                                               700,000
  Options granted                                                  548,000        (548,000)          $ 14.00
                                                                ----------       ---------           -------

Balance, December 31, 1997                                         548,000         152,000           $ 14.00
  Options authorized                                                               248,750
  Options granted                                                  272,000        (272,000)          $ 14.35
                                                                ----------       ---------           -------

Balance, December 31, 1998                                         820,000         128,750           $ 14.12
  Options granted                                                   12,500         (12,500)          $ 14.00
  Options cancelled                                                (78,000)         78,000           $ 14.01
                                                                ----------       ---------           -------

Balance, December 31, 1999                                         754,500         194,250           $ 14.13
                                                                ==========       =========           =======


No options were exercisable as of December 31, 1998 and 1999.

         The following table summarizes information concerning outstanding options as of December 31, 1999:


                                                  WEIGHTED
                                                   AVERAGE
                                                  REMAINING       WEIGHTED
                                                 CONTRACTUAL      AVERAGE
          RANGE OF                NUMBER            LIFE          EXERCISE
      EXERCISE PRICES           OUTSTANDING        (YEARS)         PRICE
      ---------------           -----------      -----------      ---------
      $14.00 - $15.88              754,500           8.2           $14.13



In accordance with SFAS No. 123, the Company applies the provisions of APB 25 in accounting for stock options granted to employees and, accordingly, no compensation expense has been recognized for options granted to officers and members of the Company's board of directors. In accordance with SFAS 123, options granted to non-employees are accounted for based on their estimated fair value. Compensation expense equal to the options' estimated fair value is recognized over the expected vesting period. During 1997, the Company granted 341,000 options to non-employees, for which the Company recorded compensation expense of $16,000, $384,000, and $374,000 for the periods ended December 31, 1997, 1998, and 1999, respectively. During 1998, the Company granted 232,000 options to non-employees, for which the Company recorded compensation expense of $114,000 and $400,000 for the years ended December 31, 1998 and 1999, respectively. During 1999, the Company granted 12,500 options to non-employees for which the Company recorded compensation expense of $13,000. Stock options granted to non-employees are generally in exchange for clinical development, product development, manufacturing development, and legal and other corporate services provided on behalf of the Company. If the Company had elected to recognize compensation expense for options granted to employees based on the estimated fair value of the options as of the grant date, the net loss for the periods ended December 31, 1997, 1998, and 1999 would have been increased by $10,000, $271,000 and $402,000, respectively. The estimated weighted average fair value at grant date of options granted during the periods ended December 31, 1997, 1998 and 1999 was $4.58, $3.99, and $2.62, respectively. The fair value was estimated using the Black-Scholes option-pricing model with the following assumptions:


                                                         1997        1998                1999
                                                         ----        ----                ----
Expected dividend yield...............................   None        None                None
Expected stock price volatility.......................   30%         30%                 30%
Risk-free interest rate...............................   5.7%        4.4-5.7%            5%
Expected life of options..............................   4 years     3.1-3.9 years       1.6-1.8 years


8. INCOME TAXES

         The provision for income taxes for the year ended December 31, 1998 totaled $207,000, which consisted entirely of current state income taxes. There was no provision for income taxes for 1999. As of December 31, 1998 and 1999, the Company had deferred tax assets totaling approximately $20.5 million and $42.8 million, respectively, which primarily relate to federal and state net operating loss carryforwards which approximate $104 million for federal and $24 million for state purposes as of December 31, 1999. The federal tax loss carryforwards begin to expire in 2012, and the state tax loss carryforwards begin to expire in 2002. Because the Company performs research and development and the prospect of generating future earnings is uncertain, the deferred tax assets have been fully reserved.

9.   ACQUISITION OF THE COMPANY BY DURA (UNAUDITED)

         On August 31, 2000, Dura completed its acquisition of the Company. Pursuant to the merger agreement, for each share of the Company's callable common stock, stockholders received $13.25 in cash and a five-year warrant with a calculated value of $3.22 to purchase 0.19 shares of Dura common stock exercisable at $17.94 per share. The total consideration to be paid under the merger agreement will approximate $106 million, or $16.47 per share of the Company's callable common stock.


PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 2000
IN THOUSANDS


                                                                      SPIROS        PRO FORMA           PRO FORMA
                                                        DURA         CORP. II       ADJUSTMENTS        CONSOLIDATED
                                                   -------------   ------------   --------------     ---------------
ASSETS

Current assets:
  Cash and cash equivalents                           $ 137,172       $ 15,167       $ (90,201) (2b)      $  62,138
  Short-term investments                                157,910         24,184                              182,094
  Accounts and other receivables                         48,675                         (5,697) (2a)         42,978
  Inventory                                              14,481                                              14,481
  Other current assets                                    5,052             75                                5,127
                                                      ---------       --------       ---------            ---------

           Total current assets                         363,290         39,426         (95,898)             306,818


  License agreements and product rights                 413,102                                             413,102
  Property                                               92,288                                              92,288
  Other assets                                           57,562                                              57,562
                                                      ---------       --------       ---------            ---------

TOTAL                                                 $ 926,242       $ 39,426       $ (95,898)           $ 869,770
                                                      =========       ========       =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    $  14,947        $ 5,697       $  (5,697) (2a)      $  14,947
  Accrued liabilities                                    86,359            484                               86,843
  Current portion of long-term obligations                1,931                                               1,931
                                                      ---------       --------       ---------            ---------

           Total current liabilities                    103,237          6,181          (5,697)             103,721


  Convertible subordinated notes                        287,500                                             287,500
  Other long-term obligations                            68,288                                              68,288
                                                      ---------       --------       ---------            ---------

           Total liabilities                            459,025          6,181          (5,697)             459,509

Stockholders' equity:
  Common stock                                               44              7              (7) (2b)             44
  Additional paid-in capital                            581,538        170,517        (150,150) (2b)        601,905
  Accumulated other comprehensive income (loss)          (1,056)           (66)             66  (2b)         (1,056)
  Warrant subscriptions receivable                       (4,261)                         4,261  (2b)              -
  Accumulated deficit                                  (109,048)      (137,213)         55,629  (2b)       (190,632)
                                                      ---------       --------       ---------            ---------

           Total stockholders' equity                   467,217         33,245         (90,201)             410,261
                                                      ---------       --------       ---------            ---------

TOTAL                                                 $ 926,242       $ 39,426       $ (95,898)           $ 869,770
                                                      =========       ========       =========            =========

See accompanying notes to unaudited pro forma consolidated financial statements.


PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 1999
IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                         SPIROS          PRO FORMA        PRO FORMA
                                                          DURA         CORP. II         ADJUSTMENTS      CONSOLIDATED
                                                      -------------   ------------   ------------------------------------
REVENUES:
  Sales                                                  $ 231,776                                          $  231,776
  Contract                                                  69,650                       $ (55,496) (3a)        14,154
                                                       -----------                       ---------          ----------
           Total revenues                                  301,426                         (55,496)            245,930
                                                       -----------                       ---------          ----------
OPERATING COSTS AND EXPENSES:
  Cost of sales                                             45,839                                              45,839
  Clinical, development and regulatory                      52,977       $ 59,211          (58,423) (3b)        53,765
  Selling, general and administrative                      133,311          1,194             (400) (3b)       134,105
  Product rights amortization                               20,242                                              20,242
                                                       -----------       --------        ---------          ----------

           Total operating costs and expenses              252,369         60,405          (58,823)            253,951
                                                       -----------       --------        ---------          ----------

OPERATING INCOME (LOSS)                                     49,057        (60,405)           3,327              (8,021)
                                                       -----------       --------        ---------          ----------
OTHER:
  Interest income                                           17,363          5,341                               22,704
  Interest expense                                         (18,175)                                            (18,175)
  Other (net)                                               (3,797)                                             (3,797)
                                                       -----------       --------                           ----------
           Total other                                      (4,609)         5,341                                  732
                                                       -----------       --------                           ----------

INCOME (LOSS) BEFORE INCOME TAXES                           44,448        (55,064)           3,327              (7,289)
PROVISION (BENEFIT) FOR INCOME TAXES                        14,444                         (14,444) (3c)
                                                       -----------       --------        ---------          ----------

NET INCOME (LOSS)                                        $  30,004       $(55,064)       $  17,771          $   (7,289)
                                                       ===========       ========        =========          ==========
NET INCOME PER SHARE - BASIC                             $    0.68                                          $    (0.17)
                                                       ===========                                          ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES - BASIC                                    44,132                                              44,132
                                                       ===========                                          ==========

NET INCOME PER SHARE - DILUTED                           $    0.66                                          $    (0.17)
                                                       ===========                                          ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES - DILUTED                                  45,672                                              44,132
                                                       ===========                                          ==========


See accompanying notes to unaudited pro forma consolidated financial statements.


PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000
IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                         SPIROS          PRO FORMA        PRO FORMA
                                                          DURA         CORP. II         ADJUSTMENTS      CONSOLIDATED
                                                      -------------   ------------   ------------------------------------
REVENUES:
  Sales                                                  $ 128,206                                          $  128,206
  Contract                                                  39,103                       $ (29,221) (3a)         9,882
                                                       -----------                       ---------          ----------
           Total revenues                                  167,309                         (29,221)            138,088
                                                       -----------                       ---------          ----------
OPERATING COSTS AND EXPENSES:
  Cost of sales                                             26,076                                              26,076
  Clinical, development and regulatory                      30,811       $ 31,143          (30,817) (3b)        31,137
  Selling, general and administrative                       72,956          1,856             (200) (3b)        74,612
  Product rights amortization                               10,916                                              10,916
                                                       -----------       --------        ---------          ----------

           Total operating costs and expenses              140,759         32,999          (31,017)            142,741
                                                       -----------       --------        ---------          ----------

OPERATING INCOME (LOSS)                                     26,550        (32,999)           1,796              (4,653)
                                                       -----------       --------        ---------          ----------
OTHER:
  Interest income                                            9,895          1,567                               11,462
  Interest expense                                          (8,624)                                             (8,624)
  Other (net)                                                3,450                                               3,450
                                                       -----------       --------                           ----------
           Total other                                       4,721          1,567                                6,288
                                                       -----------       --------                           ----------
INCOME (LOSS) BEFORE INCOME TAXES                           31,271        (31,432)           1,796               1,635
PROVISION (BENEFIT) FOR INCOME TAXES                         9,373                          (8,882) (3c)           491
                                                       -----------       --------        ---------          ----------

NET INCOME (LOSS)                                        $  21,898       $(31,432)       $  10,678          $    1,144
                                                       ===========       ========        =========          ==========
NET INCOME PER SHARE - BASIC                             $    0.49                                          $     0.03
                                                       ===========                                          ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES - BASIC                                    44,389                                              44,389
                                                       ===========                                          ==========

NET INCOME (LOSS) PER SHARE - DILUTED                    $    0.48                                          $     0.02
                                                       ===========                                          ==========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES - DILUTED                                  46,002                                              46,002
                                                       ===========                                          ==========

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

1.   THE MERGER

On August 31, 2000, we completed our acquisition of Spiros Corp. II. Pursuant to the merger agreement for each share of Spiros Corp. II's callable common stock, the Spiros Corp. II stockholders received $13.25 in cash and a five-year warrant with a calculated value of $3.22 to purchase 0.19 shares of our common stock exercisable at $17.94 per share. The total consideration to be paid under the merger agreement will be approximately $106 million. The calculated value of each warrant was determined using the Black-Scholes option pricing model with a risk free interest rate of 6.43%, volatility of 65%, and a 5-year expiration from the date of issuance.

The acquisition will be accounted for as a purchase. For purposes of preparing the pro forma financial information, we have assumed that the excess of the purchase price over the fair value of the net tangible assets ("excess purchase price") to be acquired will be assigned to in-process technology. The charge to earnings for acquired in-process technology has not been reflected in the pro forma consolidated statement of operations, as it is nonrecurring. This charge is, however, reflected in the pro forma consolidated balance sheet. We will obtain an independent valuation of the assets and liabilities acquired which will be used as the basis for the final purchase price allocation. In the event that the independent valuation does not support the assignment of the entire excess purchase price to in-process technology, a portion of the excess purchase price will be recorded as intangible assets and will be amortized over their estimated useful lives.

The estimated purchase price as of June 30, 2000 has been determined as follows:


    Cash paid for callable common stock........................      $83,806
    Cash paid for options......................................        1,620
    Estimated fair value of warrants issued....................       20,367
    Estimated transaction expenses.............................        4,775
                                                                     -------
      Total estimated purchase price...........................     $110,568


         For purposes of preparing the pro forma financial information, the estimated purchase price has been allocated as follows:


    Cash.......................................................      $29,393
    Other current assets.......................................           75
    Current liabilities assumed................................         (484)
    In-process technology......................................       81,584
                                                                    --------
                                                                    $110,568


Spiros Corp. II's in-process technology being acquired by us through the merger consists of the exclusive right to use the Spiros dry powder pulmonary delivery system with the following respiratory drugs: albuterol, beclomethasone, budesonide, ipratropium, and an albuterol/ipratropium combination drug. Dura already owns the right to use the core technology of the Spiros systems with other products and for other uses.

The development of these drugs for use with the Spiros system is very complex. Each drug represents a separate and distinct product that requires its own development program and must be approved for marketing by the FDA as a new drug. While significant progress has been made in the development of the Spiros technology, a high degree of uncertainty remains as to when or, if ever, the FDA will approve any of these products and Dura will realize any benefit from them. The FDA has not approved any Spiros product to date. The only new drug application filed for a Spiros product was deemed to be non-approvable by the FDA in 1998.

On July 24, 2000, we announced the implementation of a refocused strategy. As part of this strategy, we will, upon the successful completion of the proposed merger, discontinue the development of all motorized Spiros cassette programs, including the use of beclomethasone and budesonide in that system. We intend to focus our development efforts on next generation, motorless Spiros systems which are designed to be smaller, lighter, and significantly less costly to manufacture. With this change in strategy, all future development by us of the drugs we are acquiring from Spiros Corp. II will be for use in the motorless Spiros systems.

Spiros Corp. II has conducted substantially all of the development work performed to date on the motorless Spiros systems. In addition, certain of the work it has done with the motorized cassette system, including pulmonary drug delivery and manufacturing technology it has developed and data it has obtained from certain clinical studies, will be utilized by us in the development of the motorless system. We expect to initiate the first human clinical trial with the motorless Spiros system within the next 12 months and to be able to commence pivotal clinical trials with the system in 2002.

The most significant assumptions we have made in estimating the value of Spiros Corp. II's in-process technology include:

- that the results we achieve in human clinical trials with the next generation, motorless Spiros systems will be as good as the results we have achieved in preclinical work with these systems to date;

- that we will not experience any material difficulties or delays in the development of our Spiros products;

- that the development costs and costs to launch and market our products in the next generation, motorless Spiros systems, which we estimate will exceed $100 million, will not increase;

- that the markets for our Spiros products will continue to grow at the rates we have assumed and we will achieve the market shares for these products we have assumed;

- that competitors will not develop products that are significant improvements over the therapies available today or over our Spiros products in the next generation, motorless Spiros systems;

- that we will achieve the manufacturing cost savings we anticipate with the next generation, motorless Spiros systems; and

- that we will receive broad patent protection for the next generation, motorless Spiros systems.

These assumptions involve judgments regarding future events, all of which are difficult to predict accurately and most of which are beyond our control.

2.   PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

The pro forma consolidated balance sheet (unaudited) includes the adjustments necessary as if the acquisition of Spiros Corp. II had occurred on June 30, 2000. The adjustments are summarized as follows (in thousands):

     (a) To eliminate intercompany accounts payable and receivable.


         Accounts payable........................       $5,697
         Accounts receivable.....................                $5,697


     (b) To record the issuance of warrants to purchase shares of our common stock with an estimated value of $15.8 million and a cash payment of $90.2 million (including merger expenses) for the acquisition of Spiros Corp. II, the elimination of its equity accounts, the reduction of warrant subscriptions receivable and a charge to earnings resulting from the assumed allocation of assumed acquisition cost to in-process technology.

         Common stock.............................................        $7
         Additional paid-in capital...............................   170,517
         Accumulated deficit (charge to in-process technology)....    81,584
         Cash.....................................................                   $90,201
         Additional paid-in capital...............................                    20,367
         Accumulated other comprehensive loss.....................                        66
         Warrant subscriptions receivable.........................                     4,261
         Accumulated deficit......................................                   137,213


The elimination of the warrant subscriptions receivable reflects the allocation of a portion of Spiros Corp. II's cash to pay down the receivable. We issued warrants as part of Spiros Corp. II's 1997 public offering of units. A portion of the cash paid to us by Spiros Corp. II for development and administrative services was allocated to the warrant subscriptions receivable. As such, a portion of Spiros Corp. II's cash will be allocated to the unpaid balance of the receivable as part of the purchase price allocation.

3.   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

The unaudited pro forma consolidated statement of operations includes the adjustments necessary to reflect the merger as if it had occurred on January 1, 1999. The pro forma adjustments are summarized as follows (in thousands):

     (a) To eliminate contract revenue recognized by us related to activities conducted on Spiros Corp. II's behalf. Because a pro rata portion of the amounts paid by Spiros Corp. II to us is allocated to warrant subscriptions receivable, the contract revenue recognized by us does not equal the total research and development and general and administrative expenses recorded by Spiros Corp. II.


                                  Year Ended         Six Months Ended
                              December 31, 1999        June 30, 2000
                              -----------------        -------------

      Contract revenue....        $55,496                 $29,221


     (b) To eliminate the research and development and general administrative expenses recognized by Spiros Corp. II related to activities conducted by us.


                                                 Year Ended    Six Months Ended
                                                 December 31,       June 30,
                                                    1999              2000
                                                 ------------   -----------------

      Clinical, development and regulatory.....   $58,423             $30,817
      General and administrative...............       400                 200


     (c) To record the reduction in the provision for income taxes related to the decrease in pro forma consolidated income before income taxes.


                                        Year Ended           Six Months Ended
                                     December 31, 1999         June 30, 2000
                                     -----------------         -------------

      Provision for income tax........    $14,444                  $8,882


Spiros Corp. II recognized no income tax benefit in its historical financial statements for the increase in its deferred tax assets due to the uncertainty regarding its ability to realize those assets. Accordingly, the unaudited pro forma adjustment for the provision for income taxes for the year ended December 31, 1999 was determined by combining Spiros Corp. II's and our results of operations for the period and calculating the provision for income taxes as if the acquisition had occurred on January 1, 1999.

The weighted average number of shares used to calculate pro forma net income per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is based on the historical weighted average shares outstanding for us. No adjustment has been made to reflect the issuance of the warrants to purchase shares of our common stock in connection with the merger as discussed in note 1 because the effect would be anti-dilutive. Potential dilutive common shares which total 12,246,822 at December 31, 1999 and 11,670,582 at June 30, 2000 are
excluded from dilutive pro forma net income per share as their inclusion would be anti-dilutive.

(c) Exhibits.

    23.1  Independent Auditors' Consent, Ernst & Young LLP
    23.2  Independent Auditors' Consent, Deloitte & Touche LLP
    99.1  Press Release dated August 31, 2000

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Dura Pharmaceuticals, Inc.



Date:  SEPTEMBER 15, 2000             /S/ MITCHELL R. WOODBURY
       ------------------             ------------------------
                                      Senior Vice President and General Counsel


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